Exhibit 19.1

Exponent, Inc. Policy on Transactions in Company Securities
and procedures governing “Insider Trading”
(as amended through October 1, 2016)

1. Purpose of Policy

This Policy describes the responsibility of employees, officers and members of the board of directors of EXPONENT, INC. (the "Company") to comply with the laws governing securities transactions. In addition, the Company has established guidelines and procedures to protect the reputation of the Company and its employees, facilitate compliance with regulatory requirements and avoid even the appearance of improper conduct.

2. General Statement

2.1 General Statement of Policy

It is the policy of the Company that no director, officer or employee of the Company who is aware of material nonpublic information ("Inside Information") may, directly or indirectly, (1) buy or sell securities of the Company, (2) buy or sell securities of a customer, supplier or partner of the Company to which Inside Information applies, (3) disclose Inside Information to unauthorized persons outside the Company or (4) otherwise take personal advantage of Inside Information.

2.2 Glossary of Capitalized Terms

Capitalized terms used in this Policy (such as, Inside Information) are defined in the Glossary contained in Appendix 1.

3. Applicability

3.1 Transactions in Company securities.

This Policy applies to all Transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options.

3.2 Persons subject to Policy: Insiders and Related Persons

This Policy applies to all employees, officers and members of the board of directors of the Company (“Insiders”). It also applies members of Insiders’ immediate families and others living in their households, and other entities (such as trusts, partnerships and corporations) over which Insiders have or share voting or investment control. These other individuals and entities, for whose actions the Insider may be held responsible, are referred to as “Related Persons.”

In the discretion of the Compliance Officer, the Policy may also apply to consultants and contractors to the Company who receive or have access to material nonpublic information, or “Inside Information.” What constitutes Inside Information is discussed in section 5, beginning on page 2 of this Policy, and in Appendix 3.

4. Responsibility for Compliance and Administration

4.1 Compliance

Every employee, officer, director and other Insider is responsible for compliance with this Policy. In addition, each Insider is responsible for taking reasonable steps to ensure compliance by their family and other Related Persons. The procedures set forth in this Policy are basic standards, and appropriate judgment should be exercised in connection with any Transaction in the Company’s securities.

4.2 Administration: Role of Compliance Officer

The Compliance Officer is responsible for the administration of this Policy.

The Compliance Officer is the Company’s Chief Financial Officer. Any person with questions about complying with the requirements of the Policy should contact the Compliance Officer. As of April 2006, the Compliance Officer is Rich Schlenker, Chief Financial Officer and Corporate Secretary.

5. Definition of Inside Information

"Inside Information" is more formally described as "material nonpublic information." Information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision, or if its disclosure would significantly alter the total mix of information available about the Company. Either positive or negative information may be material. Information is nonpublic if it has not been previously disclosed by the Company and is otherwise not available to the general public.

Thus, Inside Information has the characteristics of (a) not being available to the general public and (b) of a nature that would be expected to affect the investment or voting decision of a reasonable shareholder or investor.

A partial list of examples of Inside Information is provided in Appendix 3.

6. Specific Policies Applicable to All Employees and Other Insiders

6.1 No Trading on the basis of Inside Information.

No Insider shall engage in any Transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period (a) commencing with the date that he or she possesses Inside Information concerning the Company and (b) ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. The term “Trading Day” means a day on which national stock exchanges open for trading.

It does not matter whether there is an independent reason for a proposed Transaction (such as, a scheduled payment on a home or college tuition): if the Insider has Inside Information, the Transaction may not be made. This result applies even if the Transaction was planned before learning of the Inside Information, and even though the failure to execute such transaction may result in an economic loss or the non-realization of anticipated profit. The only exception is for sales and purchases under a qualified “Rule 10b5-1 Plan,” over which the Insider has no direct control (see section 11.5).

To avoid even the appearance of improper conduct, all employees are encouraged to contact the Compliance Officer with any questions.

6.2 No Tipping.

No Insider shall (a) disclose (“tip”) Inside Information to any unauthorized person (including family members) if there is a possibility that such information may be used by such person to his or her profit by trading in securities, or (b) make recommendations or express opinions on the basis of Inside Information as to trading in the Company’s securities (or the securities of another company which is the subject of inside Information). Communications deemed to constitute tipping include not only providing Inside Information directly to a specific person, but also indirectly providing Inside Information indirectly through channels of mass media, such as the Internet.

The Company also strongly discourages all employees, officers and directors from giving trading advice concerning the Company to any third parties, even when the employee, officer or directors is unaware of any Inside Information.

6.3 Confidentiality of Nonpublic Information.

Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. No Insider may disclose Inside Information concerning the Company to any outside person (including family members, analysts, individual investors and members of the investment community and news media), unless required as part of the Insider’s regular duties or authorized by the Compliance Officer. All inquiries from outsiders regarding the Company must be forwarded to the Compliance Officer.

6.4 No Disclosure in Internet “Chat Rooms”.

The Company will regard it as a violation of this Policy for any Insider to disclose, or participate in the disclosure of, any information related to the Company’s business, prospects, financial condition or employees by means of participation in an Internet “chat room” or other similar space on the Internet. Any violator of this provision will be subject to the possible disciplinary actions described in section 8.3 on page 7.

6.5 No Hedging.

Directors, officers and employees are prohibited from selling short or otherwise engaging in hedging or offsetting transactions involving the Company's securities, including the trading of the Company's securities on margin.

6.6 Restrictions on Gifts.

No Insider may give or make any other transfer of Company securities without consideration during a period when the Insider is not permitted to trade unless the donee or transferee has agreed in writing to hold the Company securities until the Trading Window described in section 7.2 is first open.

6.7 Restrictions on Related Entity Distributions.

No trust, partnership, corporation or other entity over which an Insider has or shares voting or investment control may distribute securities of the Company to its limited partners, general partners or shareholders during a period when the Insider is not permitted to trade, unless the entity has agreed in writing to hold the securities until the Trading Window described in section 7.2 is first open.

7. Requirements applicable to Directors, Officers and other Designated Insiders

7.1 Applicability of pre-clearance and trading window requirements.

The procedures regarding a trading window and the pre-clearance of trades set forth in sections 7.2 and 7.3, below, are applicable (1) to all directors and executive officers of the Company, and (2) to those other employees and consultants whom the Company believes have regular access to Inside Information in the course of their duties (collectively, “Designated Insiders”). Designated Insiders at the release date of this Policy are listed on Appendix 2 to this Policy. The lists of persons to whom such policies are applicable may be changed by the Company from time to time as circumstances require.

7.2 Trading Window.

To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that Designated Insiders conduct Transactions in the Company’s securities only during a “Trading Window” that begins at the close of business on the second Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year; andends at the close of business on the day that is five weeks before the beginning of the next fiscal quarter.

From time to time, the Company may “close the Trading Window,” and require that Designated Insiders (and, in its discretion, any or all other employees) suspend trading. The decision to suspend trading may be based on unusual market conditions, developments known to the Company and not yet disclosed to the public or other factors. In such event, anyone affected by the decision is instructed not to engage in any transaction involving the purchase or sale of the Company’s securities during such period, and should not disclose to others the fact of such suspension of trading.

It should be noted, however, that even during the Trading Window, any person possessing Inside Information concerning the Company should not engage in any transactions in the Company’s securities, whether or not the Company has recommended a suspension of trading, until such information has been known publicly for at least two Trading Days. Trading in the Company’s securities during the trading window should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.

7.3 Pre-clearance Procedure.

The Company has determined that all Designated Insiders must refrain from trading in the Company’s securities, even during the Trading Window, without first complying with the Company’s “Pre-clearance Procedure.” Each such Designated Insider is required contact the Compliance Officer prior to commencing any Transaction in the Company’s securities.

Requests from Designated Insiders to trade the Company’s securities should be communicated in writing (or e-mail) to the Compliance Officer. If the Compliance Officer approves the request, the approval will be in writing (or e-mail).

The Pre-clearance Procedure also applies to any transaction that might enable another person to sell Company securities for a Designated Insider’s account (see section 7.4, below).

The Company may find it necessary, from time to time, to require compliance with the Pre-clearance Procedure from other employees, consultants and contractors as well.

As with the Trading Windows, Pre-clearance is not a “safe harbor”, and persons possessing Inside Information concerning the Company may not trade, regardless of whether they have complied with the Pre-clearance Procedure.

7.4 Margin Accounts and Pledges.

No officer or director of the Company, nor any employee whose name or job description is listed on Appendix 2 (“Designated Insiders”) to this Policy, may enter into any secured loan, line of credit or other financial arrangement by which securities of the Company could be sold for the account of the employee, officer or director (for instance, to meet a “margin call” or minimum collateral requirement) at a time controlled by another person. As a general rule, securities of the Company held in broker name should be designated as “non-marginable.” No officer or director of the Company, nor any employee whose name or job description is listed on Appendix 2 (“Designated Insiders”) to this Policy, may pledge company securities as collateral.

8. Potential Criminal and Civil Liability and/or Disciplinary Action

8.1 Civil and Criminal Liability for Unlawful Insider Trading.

The legal consequences of violating the insider trading laws and regulations can be severe. For engaging in a Transaction in the Company’s securities at a time when they possess Inside Information, Insiders (or their Related Persons or other “tippees”) may be subject to civil penalties of up to three times the profit gained (or loss avoided); a criminal fine up to $1 million; and a federal prison term of up to ten years.

8.2 Liability for Tipping.

Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed nonpublic information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. An employee who “tips” an outsider who then trades is subject to the same penalties as the trader, even if no profit was realized by the employee.
The SEC, the stock exchanges and the National Association of Securities Dealers, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.

8.3 Possible Disciplinary Actions.

Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment for cause. A violation of the Company’s policy is not necessarily the same as a violation of law. In fact, the Company’s policy is intended to be broader than the law.

8.4 Reporting of Violations.

Any employee, officer or director who violates this policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other employee, officer or director, must report the violation immediately to the Compliance Officer.

9. Material Nonpublic Information Regarding Other Companies

This Policy and the accompanying guidelines also apply to Inside Information relating to other companies, including the Company's customers, vendors or suppliers ("business partners"), obtained in the course of an Insider's services for the Company. Civil and criminal penalties, and disciplinary action by the Company including termination of employment, may result from trading on inside information regarding the Company's business partners. All employees should treat Inside Information about the Company's business partners with the same care required with respect to information related directly to the Company.

10. Short-swing Trading

The Company encourages employees to own the Company's securities, in order to foster greater focus on the long-term business objectives of building revenues, profits and stockholder value. While investment is encouraged, short-swing trading in the Company's securities – market sales and purchases within a relatively short period, such as six months – is inherently more of a speculative activity and is not viewed as acceptable conduct for a Company employee.

Short-swing trading may result in an undue focus on short-term stock market performance. In addition, outside parties may draw inferences from the market transactions of an employee in the company's stock. Officers and directors are prohibited by law from engaging in sales and purchases within six months; other employees are urged to follow the same guideline.

11. Exceptions for Transactions under Stock Purchase, Stock Option and Rule 10b5-1 Plans

11.1 Employee Stock Purchase Plan

The trading prohibitions and restrictions set forth in this Policy do not apply to purchases of the Company's securities under the Employee Stock Purchase Plan, which are made pursuant to instructions given during specified enrollment periods. However, any market sale (including a broker-assisted "cashless exercise) of securities acquired under the Stock Purchase Plan is subject to the provisions and restrictions of this Policy.

11.2 Stock Option Plans

The trading prohibitions and restrictions of this Policy do not apply to the exercise of stock options (i) for cash under the Company's stock option plans, or (ii) made on a net basis or by the delivery of stock owned by the option holder (provided in the case of clause (ii) that such exercise is approved by the Compliance Officer and at least one member of the Company's Audit Committee). However, the provisions and restrictions of this Policy do apply to all sales of securities acquired through the exercise of stock options granted by the Company.

11.3 Transaction under Qualified Plans complying with Rule 10b5-1.

The trading prohibitions and pre-clearance procedure described in this Policy do not apply to Transactions made by (i) an employee, officer or director of the Company under a "Qualified Plan" to trade securities under Rule 10b5-1 of the Securities Exchange Act, or (ii) by the Company pursuant to trading plans under Rule 10b-5-1 of the Securities Exchange Act.

Employees, officers and directors of the Company are permitted to buy or sell the Company's securities under a "Qualified Plan" that complies with federal and state securities laws, and the specific requirements of this policy. A "Qualified Plan" must meet each of the following seven requirements:

1.
Binding contract. The proposed plan must be a binding written agreement between the participant and a national brokerage firm or other financial professional reasonably acceptable to the Company.
2.
Prior review process: all participants. Before any securities transaction under a Qualified Plan, the participant must submit the proposed plan to the Company's Compliance Officer for review and receive written acknowledgement from the Compliance Officer.
3.
Prior review process: officers and directors. If the participant is an officer or director of the Company, the Compliance Officer will, prior to delivering a written acknowledgement to the participant or financial institution, obtain the advice and consent of at least one member of the Audit Committee of the Board of Directors.
4.
Rule 10b5-1 compliance. The plan must clearly state that both the participant and the financial institution intend that all transactions will comply with Rule 10b5-1 under the Securities and Exchange Act of 1934, as amended.
5.
Adoption of plan during a Trading Window. The proposed plan must be adopted during a Trading Window, as defined in section 7.2.
6.
Confirmation of transactions. The financial institution must agree to provide both fax and e-mail confirmation to the Company, to the attention of the Compliance Officer and such other individuals as the Compliance Officer may direct, (1) on the same day of each transaction made under the plan, (2) promptly upon any termination of the plan and (3) in advance of any proposed modification, amendment or suspension of the plan.
7.
Termination by Company. The plan must provide that the Company can terminate the plan, in its sole discretion, by notice to the financial institution and the participant.

12. Additional Information for Directors and Offices

12.1 Section 16 reporting obligations and short-swing trading limitations.

Directors, officers and 10% stockholders of the Company must comply with the reporting obligations and short-swing trading limitations set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effects of these provisions are that officers and directors must (a) comply with the Pre-clearance Procedure for all transactions; (b) confirm all Transactions to the Company immediately (that is, on the same day the trade is executed); (c) have on file with the Company a power of attorney for filing of required reports; (d) comply with the Company’s procedures to promptly report all transactions to the Securities and Exchange Commission.

12.2 “Short swing” trading prohibitions

Directors, officers and 10% stockholders of the Company are not permitted to make any “short swing” purchase and sale of the Company’s securities within a six-month period, whether or not they have knowledge of Inside Information. A violation of this provision, however inadvertent, will result in the requirement to disgorge all profits to the Company.

12.3 Stock option sales and purchases under Section 16.

Under the regulations promulgated pursuant to Section 16 of the Securities Exchange Act (and provided certain other criteria are met, neither the receipt of an option under the Company’s option plans nor the exercise of that option is deemed a “purchase” under Section 16; however, the sale of any such shares is a sale under Section 16.

12.4 Resources for information and compliance assistance.

The Company has provided separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules. Because of the complexity of these regulatory requirements and the importance of systematic compliance, officers and directors subject to Section 16 reporting requirements are encouraged to consult with the Compliance Officer or the Company’s legal counsel in advance of any Transaction in the Company’s securities.

12.5 Requirements applicable to proposed Rule 10b5-1 plans.

In connection with the process for review of proposed plans under Rule 10b5-1, described in section 11, the Company may impose from time to time additional requirements applicable to plans proposed to be established by individuals subject to Section 16 of the Securities Exchange Act.

13. Inquiries and Assistance

For further information, assistance or advice as to any of the matters discussed in this Policy, please direct your questions to the Company's Compliance Officer.

Appendix 1

Glossary of Defined Terms

Designated Insider

means one of a group of employees and consultants whom the Company believes have regular access to Inside Information in the course of their duties, or an individual required to file statements under Section 16 of the Securities Exchange Act.

Inside Information

means material nonpublic information. Information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision, or if its disclosure would significantly alter the total mix of information available about the Company. Either positive or negative information may be material. Information is nonpublic if it has not been previously disclosed by the Company and is otherwise not available to the general public.

Thus, Inside Information has the characteristics of (a) not being available to the general public and (b) of a nature that would be expected to affect the investment or voting decision of a reasonable shareholder or investor. Some examples of inside information are provided in Appendix 3.

Insider

means an employee, officer or member of the board of directors of the Company. It may also include, in the discretion of the Compliance Officer, a consultant or contractor who receives or has access to Inside Information.

Policy	means the Company's Policy on Transactions in Company Securities and the associated procedures governing "Insider Trading," to which this Glossary is Appendix 1.
Pre-clearance Procedure

means the procedure by which a Designated Insiders who wishes to trade the Company's securities is required to request prior written approval from the Compliance Officer, as described in section 7.3 of the Policy.

Qualified Plan	means a plan for Transactions that meets both the requirements of Rule 10b5-1 under the Securities Act of 1933, and the additional requirements set forth in section 11.3 of this Policy.
Related Person

means a member of an Insider's immediate family (child, stepchild or grandchild; parent, stepparent or grandparent; spouse or sibling; son-, daughter-, mother-, father- or sister-in-law; and adoptive relationships); other members of an Insider's household; and anyone who receives Inside Information from an Insider.

Tippee	means a person unaffiliated with the Company who receives Inside Information, such as in the form of a "tip" from an Insider.
Trading Day	means a day on which national stock exchanges are open for trading.
Trading Window	means the period during which Designated Insiders may conduct Transactions in the Company's securities, provided that they do not possess Inside Information, as described in section 7.2.
Transaction

means any purchase or sale in a public market of a security of the Company, whether made directly (such as, by an order to sell placed by an Insider) or indirectly (such as, a sale made by a financial institution of Company securities subject to margin requirements or pledged as collateral by Attributed Person).

Appendix 2

Designated Insiders

The following is a list of “Designated Insiders” who are required to comply with the Pre-clearance Procedure described in section 7.3 before any Transaction in Company Stock.

In addition to persons on the list, all Executive Officers and members of the Board of Directors of the Company are Designated Insiders.

Eric Anderson
Evan Brown, Ph.D.
Robert Caligiuri, Ph.D.
Ellen P. Donovan, MPH
Gina Flynn
Carl Foster
Jason Hertzberg, Ph.D.
Harri Kytömaa, Ph.D.
Erica Lively, Ph.D.
R. Thomas Long
Subbaiah Malladi, Ph.D.
Rob Mason
Brian McDonald, Ph.D.

Vice President, Finance & Accounting
Corporate Vice President
Corporate Vice President
Vice President, Business Development
Vice President and General Counsel
Vice President, Information Technology
Corporate Vice President
Corporate Vice President
Corporate Vice President
Corporate Vice President
Chief Technology Officer
Corporate Vice President
Corporate Vice President

Fionna S. Mowat, Ph.D. Melonie Newman Ali Reza Shukri Souri, Ph.D. Tracey Tanoura Akiyo Toba Menua Tsaturyan Lu Wang Wendy Whitehouse

Corporate Vice President
Business Manager
Corporate Vice President
Corporate Vice President
Business Manager
Controller
Business Manager
Senior Financial Analyst
Senior Manager, Finance, Planning and Analysis

Appendix 3

Examples of Material Information

It is not possible to specify all categories of material information. However, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. When material information also is not known to the public, it is "Inside Information."

Examples of such information may include:

Financial results, especially quarterly and year-end earnings and significant changes in financial performance or liquidity

Projections of future earnings or losses

Significant litigation exposure due to actual or threatened litigation or the resolution of litigation

News of a pending or proposed acquisition or merger

Potential corporate partnerships, research contracts, acquisitions or strategic alliances

News of the disposition of assets

Impending bankruptcy or financial liquidity problems

Gain or loss of major contracts, licenses, orders, suppliers, customers or finance sources

Stock splits

New equity or debt offerings

Major changes in senior management

Changes in dividend policy or amounts

Significant pricing changes